Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Mindy Joyce (212) 521-4218 mjoyce@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Fourth Quarter 2008 Results

NEW YORK, February 3, 2009 -- Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $19.9 million, up 4% year-over-year
•	Operating profit of $509,000
•	Loss per share of $(0.01), down from earnings per share of $0.00 in the prior-year period
•	Income tax rate of 113%

Travelzoo Inc., a global Internet media company, today announced financial results for the fourth quarter ended December 31, 2008, with revenue of $19.9 million, an increase of 4% year-over-year. Net loss was $129,000 with diluted loss per share of $(0.01), down from net income of $46,000 and diluted earnings per share of $0.00 in the prior-year period.

“Travelzoo performed well in Europe and in North America in the fourth quarter, despite an increasingly difficult economic environment,” said Holger Bartel, CEO of Travelzoo. “In Asia Pacific, we have a lot more work to do, but I am excited by Travelzoo’s opportunities.”

North America

North America business segment revenue decreased 2% year-over-year and grew 8% quarter-over-quarter to $17.2 million. North America reported an operating profit of $3.7 million, or 21.5% of revenue, down from an operating profit of $6.4 million, or 36.3% of revenue, in the prior-year period.

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Europe

Europe business segment revenue grew 65% year-over-year to $2.4 million. Revenue decreased 8% quarter-over-quarter due to currency translations. In local currency terms, revenue grew 114% year-over-year and 11% quarter-over-quarter. Europe reported an operating loss of $1.3 million, compared to an operating loss of $1.9 million in the prior-year period. Travelzoo began operations in the U.K. in May 2005, in Germany in September 2006, and in France in March 2007. In May 2008, Travelzoo began publishing its Web site and its weekly Top 20® list in Spain, after having operated a sales office in Barcelona since November 2006.

Asia Pacific

Asia Pacific business segment revenue was $269,000, up from $207,000 in the prior quarter and up from $8,000 in the prior-year period. Asia Pacific reported an operating loss of $1.9 million, compared to an operating loss of $2.3 million in the prior quarter and an operating loss of $2.1 million in the prior-year period. Travelzoo began operations in Hong Kong in April 2007, in Japan in September 2007, in China in October 2007 and in Australia and Taiwan in December 2007.

Subscribers

Travelzoo had a total unduplicated number of newsletter subscribers of 14.6 million as of December 31, 2008, up 2.0 million, or 16% from December 31, 2007. In North America, subscribers grew year-over-year from 10,996,000 to 11,283,000, or 3%. In Europe, subscribers grew year-over-year from 1,381,000 to 2,223,000, or 61%. In Asia Pacific, subscribers grew from 214,000 to 1,108,000, or 418%.

Income Taxes

Income tax expense was $1.1 million compared to $2.7 million in the prior-year period. The effective income tax rate was 113%, up from 98% in the prior-year period. The operating losses from the Asia Pacific business segment, the Europe business segment and the operations in Canada were treated as having no recognizable tax benefit.

Asset Management

Travelzoo used $441,000 of cash for operating activities. Accounts receivable increased $1.5 million sequentially and increased $1.6 million over the prior-year period to $11.6 million. Accounts payable increased $436,000 sequentially and increased $1.6 million over the prior-year period to $6.6 million. Capital expenditures were $916,000, up from $292,000 in the prior year period. Travelzoo exited the quarter with $14.2 million in cash and cash equivalents.

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Conference Call

Travelzoo will host a conference call to discuss fourth quarter results at 5:00 p.m. ET today. A live Webcast can be accessed through Travelzoo’s investor relations Web site at www.travelzoo.com/ir.

About Travelzoo

Travelzoo is a global Internet media company. Travelzoo’s media properties, which reach more than 14 million travel enthusiasts in the U.S., Australia, Canada, China, France, Germany, Hong Kong, Japan, Spain, Taiwan and the U.K., include the Travelzoo® Web site (www.travelzoo.com), the Top 20® list, the Newsflash™ e-mail alert service, the Travelzoo Network™, the SuperSearch™ search tool, and the Fly.com™ search engine. Travelzoo publishes offers from more than 1,000 advertisers. Travelzoo’s deal experts review offers to find the best travel deals and confirm their true value. Travelzoo’s global headquarters is in New York City.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Revenues	$19,879	$19,114	$81,404	$78,911
Cost of revenues	963	288	2,996	957
Gross profit	18,916	18,826	78,408	77,954
Operating expenses:
Sales and marketing	11,638	10,425	49,135	41,440
General and administrative	6,769	5,946	26,162	15,890
Total operating expenses	18,407	16,371	75,297	57,330

Income from operations	509	2,455	3,111	20,624
Other income and expense:
Interest income	21	205	298	1,309
Gain on foreign currency	432	76	500	178
Income before income taxes	962	2,736	3,909	22,111
Income taxes	1,091	2,690	8,025	13,002
Net income (loss)	$(129)	$46	$(4,116)	$9,109

Basic net income (loss) per share	$(0.01)	$0.00	$(0.29)	$0.61
Diluted net income (loss) per share	(0.01)	0.00	(0.29)	0.57

Shares used in computing basic net income (loss) per share	14,285	14,250	14,273	14,847
Shares used in computing diluted net income (loss) per share	14,285	15,484	14,273	16,074

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Travelzoo Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$14,179	$22,641
Accounts receivable, net	11,582	9,969
Deposits	226	272
Prepaid expenses and other current assets	2,992	1,982
Deferred tax assets	1,089	1,393
Total current assets	30,068	36,257
Deposits, less current portion	341	349
Restricted cash	875	—
Property and equipment, net	4,259	622
Intangible assets, net	45	58
Total assets	$35,588	$37,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	6,605	4,960
Accrued expenses	4,962	4,608
Deferred revenue	703	450
Deferred rent	125	37
Total current liabilities	12,395	10,055

Other non-current liabilities	2,430	1,329

Common stock	143	143
Additional paid-in capital	185	—
Accumulated other comprehensive loss	(1,388)	(180)
Retained earnings	21,823	25,939
Total stockholders’ equity	20,763	25,902
Total liabilities and stockholders’ equity	$35,588	$37,286

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Travelzoo Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(129)	$46	$(4,116)	$9,109
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	258	62	667	193
Deferred income taxes	1,035	584	1,035	584
Provision for losses on accounts receivable	73	4	316	(48)
Tax benefit from exercise of stock options	—	—	(110)	—
Gain on foreign currency	(432)	(76)	(500)	(178)
Changes in operating assets and liabilities:
Accounts receivable	(1,869)	(596)	(2,443)	(2,614)
Deposits	24	(204)	25	(300)
Prepaid expenses and other current assets	(406)	(894)	(916)	(1,465)
Accounts payable	425	(771)	1,054	2,110
Accrued expenses	514	1,511	877	2,404
Deferred revenue	64	(20)	314	(302)
Deferred rent	(18)	38	828	109
Income tax payable	—	—	—	3
Other non-current liabilities	20	111	(356)	111
Net cash provided by (used in) operating activities	(441)	(205)	(3,325)	9,716

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(916)	(292)	(3,867)	(627)
Purchase of restricted cash	—	—	(875)	—
Purchase of intangible assets	—	(31)	—	(36)
Net cash used in investing activities	(916)	(323)	(4,742)	(663)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	—	75	—
Tax benefit from exercise of stock options	—	—	110	—
Repurchase of common stock	—	—	—	(19,822)
Net cash provided by (used in) financing activities	—	—	185	(19,822)
Effect of exchange rate on cash and cash equivalents	(300)	(84)	(580)	(5)

Net decrease in cash and cash equivalents	(1,657)	(612)	(8,462)	(10,774)
Cash and cash equivalents at beginning of period	15,836	23,253	22,641	33,415
Cash and cash equivalents at end of period	14,179	22,641	14,179	22,641

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds received	$850	$2,930	$8,193	$13,334

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Travelzoo Inc.

Segment Information

(Unaudited)

(In thousands)

Three months ended December 31, 2008	North America	Europe	Asia Pacific	Elimination	Consolidated
Revenue from unaffiliated customers	$17,220	$2,390	$269	$—	$19,879
Intersegment revenue	16	12	—	(28)	—
Total net revenues	17,236	2,402	269	(28)	19,879
Operating income (loss)	$3,702	$(1,307)	$(1,887)	$1	$509

Three months ended December 31, 2007	North America	Europe	Asia Pacific	Elimination	Consolidated
Revenue from unaffiliated customers	$17,656	$1,450	$8	$—	$19,114
Intersegment revenue	20	9	—	(29)	—
Total net revenues	17,676	1,459	8	(29)	19,114
Operating income (loss)	$6,419	$(1,906)	$(2,059)	$1	$2,455

Year ended December 31, 2008	North America	Europe	Asia Pacific	Elimination	Consolidated
Revenue from unaffiliated customers	$71,245	$9,572	$587	$—	$81,404
Intersegment revenue	94	51	—	(145)	—
Total net revenues	71,339	9,623	587	(145)	81,404
Operating income (loss)	$21,118	$(7,809)	$(10,201)	$3	$3,111

Year ended December 31, 2007	North America	Europe	Asia Pacific	Elimination	Consolidated
Revenue from unaffiliated customers	$73,061	$5,842	$8	$—	$78,911
Intersegment revenue	171	14	—	(185)	—
Total net revenues	73,232	5,856	8	(185)	78,911
Operating income (loss)	$28,959	$(5,172)	$(3,166)	$3	$20,624

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